UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 22, 2005


                              WHIRLPOOL CORPORATION
               (Exact name of registrant as Specified in Charter)


          DELAWARE                       1-3932                  38-1490038
(State or Other Jurisdiction        (Commission File            (IRS Employer
      of Incorporation)                  Number)             Identification No.)


 2000 M63 NORTH, BENTON HARBOR, MICHIGAN                       49022-2692
(Address of Principal Executive Offices)                       (Zip Code)


                                 (269) 923-5000
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  [x] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  [x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On August 22, 2005, Whirlpool Corporation ("Whirlpool") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Whirlpool Acquisition Co. ("Merger Sub") and Maytag Corporation ("Maytag"). Subject to the terms and conditions of the Merger Agreement, Whirlpool will acquire all outstanding shares of Maytag in a cash and stock merger.

         Upon completion of the merger, Maytag shareholders will receive, for each share held, $10.50 in cash and between 0.1144 and 0.1398 of a share of Whirlpool common stock. The amount of Whirlpool common stock to be issued in exchange for each Maytag share will depend upon the volume weighted average trading price of Whirlpool's common stock during a 20 trading-day period ending shortly before the merger. Maytag shareholders will receive 0.1144 of a share of Whirlpool common stock if the average Whirlpool common stock price is $91.79 or greater and 0.1398 if it is $75.10 or less; between the two prices, the exchange ratio will vary proportionately.

         The Merger Agreement provides certain termination rights for both Maytag and Whirlpool and provides that, under certain circumstances, Maytag may be obligated to pay Whirlpool a termination fee of $60 million and reimburse Whirlpool for the $40 million that Whirlpool paid to Maytag today in connection with Maytag's termination of the Merger Agreement, dated May 19, 2005, among Triton Acquisition Holding Co., Triton Acquisition Co. and Maytag. Pursuant to the Merger Agreement (1) Whirlpool will pay to Maytag a "reverse break-up fee" of $120 million if the transaction cannot be closed due to an inability to obtain antitrust regulatory approval and (2) Whirlpool has agreed to provide up to $15 million for retention of Maytag employees, unless the Merger Agreement is terminated under certain circumstances. The Merger Agreement is subject to customary conditions including receipt of regulatory approvals and Maytag shareholder approval.

         The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated into this report by reference. A copy of a press release announcing the entry into the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated into this report by reference. In addition, a copy of Whirlpool's response to frequently asked questions is attached hereto as Exhibit 99.2 and is incorporated into this report by reference.

ADDITIONAL INFORMATION RELATING TO THE MERGER AND WHERE TO FIND IT

      Whirlpool and Maytag will file a prospectus/proxy statement with the SEC in connection with the proposed transaction. Investors are urged to read any such prospectus/proxy statement, when available, which will contain important information. The prospectus/proxy statement will be, and other documents filed by Whirlpool and Maytag with the SEC are, available free of charge at the SEC's website (www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692,
Attention: Larry Venturelli, Vice President, Investor Relations, or from Maytag Corporation's Web site at www.maytagcorp.com. Neither this communication nor the prospectus/proxy statement, when available, will constitute an offer to issue Whirlpool common stock in any jurisdiction outside the United States where such offer or issuance would be prohibited -- such an offer or issuance will only be made in accordance with the applicable laws of such jurisdiction.

      Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Maytag stockholders in connection with the approval of the proposed transaction. Information about Whirlpool's directors and executive officers is available in Whirlpool's proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Information about Maytag's directors and executive officers is available in Maytag's proxy statement, dated April 4, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag will file with the SEC.


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
                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           WHIRLPOOL CORPORATION

Date: August 22, 2005                      By: /s/ Robert T. Kenagy
                                               -----------------------------
                                               Name: Robert T. Kenagy
                                               Title: Corporate Secretary


























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
                                  EXHIBIT INDEX

2.1 Agreement and Plan of Merger, dated as of August 22, 2005, among Whirlpool Corporation, Whirlpool Acquisition Co. and Maytag Corporation.

99.1       Press Release dated August 22, 2005.

99.2       Whirlpool Corporation's response to frequently asked questions.






























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